Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated as of March 29, 2015 (this “Agreement”), is hereby made by and between Camden National Bank, a national banking association (the “Bank”), and John W. Everets (“Mr. Everets” or the “Consultant”).

WHEREAS, in connection with the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among Camden National Corporation (the “Buyer”), Atlantic Acquisitions, LLC and SBM Financial, Inc. (“Seller”), pursuant to which, among other things, Seller will merge with and into the Buyer with the Buyer continuing as the surviving entity (the “Merger”), and The Bank of Maine (“Employer”) will merge with and into the Bank with the Bank continuing as the surviving entity;

WHEREAS, Mr. Everets is serving as Chairman and Chief Executive Officer of the Employer, and has considerable knowledge and experience with respect to the Employer’s operations;

WHEREAS, the employment of Mr. Everets with the Employer will terminate upon the consummation of the Merger (the “Closing Date”);

WHEREAS, in connection with the Merger, Mr. Everets will receive substantial consideration (the “Consultant’s Merger Consideration”);

WHEREAS, the Bank desires that, commencing on the Closing Date, Mr. Everets provide certain consulting services to Healthcare Professional Financing Corporation (“HPFC”), a wholly-owned subsidiary of the Bank, and to the Bank in its capacity as the sole shareholder of HPFC, in order to permit the Bank to avail itself of the extensive expertise, knowledge, and experience of Mr. Everets with respect to the HPFC’s business and customers and Mr. Everets desires to provide such services to HPFC and the Bank, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.          Consulting Period. The Consultant shall perform the services hereunder for a period commencing on the Closing Date and ending on the earliest of (a) the first anniversary of the Closing Date (“Expiration of the Term”); (b) the date on which HPFC ceases to be a wholly-owned subsidiary of the Bank (“Disposition of HPFC”); (c) termination by the Bank in accordance with Section 4(a) (“Bank Termination”); or (d) termination by the Consultant in his discretion in accordance with Section 4(b) (“Consultant Termination”). The period from the Closing Date to the earliest of (a), (b), (c) or (d) is referred to as the “Consulting Period.” For the avoidance of doubt, in the event that the Merger is not consummated, this Agreement shall be null and void ab initio and of no force and effect.

2.           Services to be Provided.

(a)          Nature of Services; Reporting. The Bank hereby agrees to engage the Consultant, and the Consultant hereby agrees to serve the Bank, on the terms and subject to the conditions set forth in this Agreement. The Consultant shall perform general advisory services to the Bank following its acquisition of Company Bank and to HPFC and the Bank in its capacity as sole stockholder of HPFC that are appropriate for an individual of the Consultant’s knowledge and experience, including without limitation (i) advising as to the integration of HPFC into the Buyer; (ii) assisting in the retention of effective staffing of HPFC; and (iii) advising as to the development of a plan to identify various strategic alternatives for HPFC including HPFC remaining as a wholly-owned subsidiary of the Bank or the sale of HPFC to an independent entity (the “Services”).

(b)          Time Commitment; Scheduling. The Consultant shall make himself available to perform the Services for up to 40 hours in each calendar month during the Consulting Period (or a pro rata portion of such 40 hours for the initial and final partial calendar months of the Consulting Period). The Consultant may reasonably determine his working hours for the performance of the Services.

(c)          Location of Performance. The Consultant may perform the services from and at locations outside of the Bank and HPFC as the Consultant shall reasonably determine, subject to any reasonable needs of the Bank or HPFC for the Consultant’s physical presence from time to time.

3.           Compensation.

(a)          Fees, Expenses, and Bonuses. The Bank shall provide the following compensation to the Consultant for his performance of the Services.

(i) Fees. The Consultant will be paid a consulting fee for his services in the amount of $175,000 per annum. The Consultant will be paid his consulting fees monthly in arrears.

(ii) Non-Competition Payment. In consideration for the agreements contained in Sections 9 and 10 of this Agreement, an amount in cash equal to $320,000, which shall be payable to Consultant in equal monthly installments in arrears over the one (1) year period following the Closing Date, subject to Consultant’s continued compliance with this Agreement.

(iii) Expenses. The Consultant will also be reimbursed for the reasonable out-of-pocket expenses (including business travel, mobile telephone charges, parking fees and entertainment) which he incurs in performing his consulting services under Section 2(a) of this Agreement, in accordance with the same policies for expense reimbursement by the Bank as in effect for the Bank’s employees from time to time, including without limitation the requirement to document or substantiate such expenses to the reasonable satisfaction of the Bank; provided that all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Further, and for avoidance of doubt, no provision of this Agreement, including this Section 3(a)(ii) , shall obligate the Bank to pay an automobile or a housing allowance.

(b)          Ineligibility for Employee Benefits. The Consultant will not, pursuant to this Agreement or in connection with his services hereunder, be eligible for or entitled to participate in any employee benefit plan, policy or arrangement of the Bank or receive any other benefits or conditions of employment available to employees of the Bank. The foregoing sentence shall not in any way affect the rights of Mr. Everets under any other agreement or benefit plan of Company or Company Bank or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

4.           Termination by the Bank or the Consultant.

(a)          Termination by the Bank. The Bank may undertake a Bank Termination of the Consulting Period upon thirty (30) days’ advance written notice to the Consultant.

(b)          Termination by the Consultant. The Consultant may undertake a Consultant Termination of the Consulting Period by providing thirty (30) days’ advance written notice to the Chairman of the Board.

(c)          Effect of Termination. Upon termination of the Consulting Period, the Consultant will be entitled to payment of any accrued but unpaid consulting fees and incurred but unreimbursed expenses payable under Section 3(a)(i) of this Agreement through the date of termination of the Consulting Period. Notwithstanding an earlier termination of the Consulting Period, the provisions of Sections 9 and 10 shall continue to apply for eighteen (18) months following the Closing Date, and the payments under Section 3(a)(ii) shall continue until the non-competition payment set forth in Section 3(a)(ii) ($320,000) is paid in full.

5.           Independent Contractor Status. During the Consulting Period, the Consultant shall be an independent contractor with respect to the Bank and there shall not be implied any relationship between the Consultant on the one hand, and the Bank or its subsidiaries and affiliates, on the other hand, of employer-employee, partnership, joint venture, principal and agent or the like by this Agreement. Although the Bank may specify the results it desires the Consultant to achieve during the Consulting Period and may control and direct the Consultant in that regard, the Bank shall not exercise or have the power to exercise such level of control over the Consultant as would indicate or establish that a relationship of employer and employee exists between the Consultant and the Bank. Subject to the terms of this Agreement, the Consultant shall have full and complete control over the manner and method of rendering his services hereunder. Except on authority specifically so delegated in a prior writing from a duly authorized officer of the Bank or one of its affiliates, the Consultant shall not (i) have or represent to have any authority to act as an agent of the Bank and its affiliates, and the Consultant shall not represent to the contrary to any person, (ii) have or represent to have power of decision hereunder in any activity on behalf of the Bank, (iii) have the power or authority hereunder to obligate, bind or commit the Bank in any respect, (iv) make any management decisions on behalf of the Bank or (v) undertake to commit the Bank to any course of action in relation to third persons.

6.           Assignment; Binding Agreement. This Agreement is a personal contract, and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by and against the Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Consultant should die while any amount would still be payable to him hereunder relating to services performed through his date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. Nothing in this Agreement shall confer upon the Consultant the right to provide services to the Bank or any of its affiliates or interfere in any way with the right of the Bank or any such affiliates to terminate the services of the Consultant at any time.

7.           Taxes.

(a)          To the extent consistent with applicable law, the Bank shall not withhold or deduct from any amounts payable under this Consulting Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of the Consultant. The Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to the Consultant under the Consulting Agreement and shall hold the Bank and its affiliates and their officers, directors and employees harmless from any liability arising from the Consultant’s failure to comply with the foregoing provisions of this sentence.

(b)          It is intended that the provisions of this Agreement comply with Section 409A, to any extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

8.           Confidential Information. The Consultant will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Consultant’s association with the Bank or its subsidiaries or affiliates, disclose, furnish, disseminate, make available or, except for the sole purpose of performing the Consultant’s duties in association with the Bank, use any trade secrets or confidential information of the Bank or its customers or vendors, without limitation as to when or how the Consultant may have acquired such information (“Confidential Information”). The Consultant specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of the Consultant and whether compiled by the Bank, HPFC and/or the Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Bank and HPFC to maintain the secrecy of such information, that such information is the sole property of the Bank and/or HPFC and that any retention and use of such information by the Consultant during his association with the Bank or its subsidiaries or affiliates or after the termination of such association shall constitute a misappropriation of the Bank’s and/or HPFC’s trade secrets. Information and/or materials (a) disclosed or authorized in writing to be disclosed by the Bank or HPFC to the public domain or (b) widely disseminated in the public domain and disclosed through no fault or omission of the Consultant, will not be considered Confidential Information for purposes of this Section 8.

9.           Non-Solicitation. The Consultant acknowledges that, in connection with performing the Services, he will necessarily gain access to certain of the Bank’s and HPFC’s Confidential Information and goodwill. Accordingly and in view of the Consultant’s receipt of the Consultant’s Merger Consideration, the proposed payments set forth under Section 3(a)(ii) of this Agreement, the Consultant’s access to the Bank’s and HPFC’s trade secrets, Confidential Information, proprietary know-how, knowledge of the Bank and HPFC resulting from the Consultant’s relationship with the Bank and HPFC, and the development of relationships for the benefit of the Bank and HPFC, the Consultant agrees that the Consultant will not, directly or indirectly, in any manner, other than for the benefit of the Bank or without the Bank’s prior written consent, for a period of eighteen (18) months following the Closing Date (the “Restricted Period”):

(a)          offer to hire, hire, induce or attempt to induce any officer, employee or agent of the Bank or any of its affiliates or subsidiaries to discontinue his or her relationship with the Bank or any of its affiliates or subsidiaries; or

(b)          directly or indirectly solicit, or attempt to solicit, any employee of the Bank or any of its affiliates or subsidiaries; or

(c)          (i) call upon, solicit, divert, take away, or accept any of the customers or prospective customers of the Bank or HPFC, and/or (ii) solicit, entice or attempt to persuade any other consultant of the Bank or HPFC to leave the service of the Bank or HPFC for any reason.

10.          Non-Competition. Also in consideration of the payments set forth under Section 3(a)(ii) of this Agreement and in order to protect the Bank’s and HPFC’s Confidential Information and goodwill, during the Restricted Period, the Consultant shall not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business which is in competition with the Bank or HPFC anywhere in the State of Maine; provided that this shall not prohibit any passive investment in publicly traded stock of a company representing less than five percent of the stock of such company.

In the event that the Bank or HPFC shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer in any manner (including, but not limited to, by merger, acquisition, stock sale, asset sale and/or public offering) all or substantially all of the properties, assets, stock or equity interests of the Bank or HPFC to any other person, corporation, partnership, organization or other entity, the provisions of Section 9 and 10 shall continue to apply to Consultant and shall inure to the benefit of any successor to, or transferee of, all or substantially all of the business and/or assets of the Bank or HPFC (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise).

The Consultant agrees that the restrictions imposed by the provisions of Sections 9 and 10 are fair and reasonable and are reasonably required for the protection of the Bank and HPFC. If the provisions relating to the geographic or substantive scope of the restriction or the time period of the restriction exceed the maximum areas or period of time which a court or competent jurisdiction would enforce, the parties agree that the areas and time period shall be deemed to be the maximum areas or time period which a court of competent jurisdiction would enforce in any state in which such court shall be convened.

11.         Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the Consultant’s provision of services during the Consulting Period, and, except as otherwise set forth herein, supersedes any and all previous contracts, understandings, agreements, commitments, promise or similar communications or arrangements, whether written or oral, with respect to such subject matters between the Bank, its subsidiaries, the Employer, their respective directors, officers, employees and agents and the Consultant.

12.         Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Consultant and by a duly authorized officer of the Bank. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

13.         Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

If to the Consultant, to:

John W. Everets

101 Chestnut Street

Boston, MA 02108

Facsimile: (617) 523-4518

with a copy to:

Day Pitney LLP

One International Place

Boston, MA 02110

Attention: Dennis E. Townley, Esq.

Facsimile: (617) 345-4745

If to the Bank, to:

Camden National Bank

2 Elm Street

Camden, ME 04843-0310

Attention: Gregory A. Dufour

Facsimile: (207) 236-6256

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: William P. Mayer, Esq.

Facsimile: (617) 523-1231

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section 13 shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile, with satisfactory transmission acknowledged.

14.         Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. Upon a determination that any term or other provision is invalid and unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.         Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16.         Governing Law; Consent to Jurisdiction; No Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Maine, without regard to the principles of conflicts of law thereof. Any action to enforce any provision of this Agreement shall be commenced in and proceed exclusively in the state or federal courts for the State of Maine. Each party consents to personal jurisdiction in the State of Maine with respect to any such dispute. Both the Consultant and the Bank waive any rights to jury trial regarding the resolution of any dispute arising under or related to this Agreement.

17.         Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

19.         Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

20.         Independent Review and Advice. The Consultant represents and warrants that the Consultant: (a) has carefully read this Agreement; (b) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof and any and all rights that each party may have with respect to one another; (c) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; and (d) is entering into this Agreement of his own free will.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written to be effective on the date hereof.

Camden National Bank

By:	/s/ Gregory A. Dufour
Name: Gregory A. Dufour
Title: President and Chief Executive Officer

John W. Everets

/s/ John W. Everets
John W. Everets